Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION REPORTS THIRD QUARTER

AND YEAR-TO-DATE OPERATING RESULTS FOR FISCAL 2004

ISSAQUAH, Wash., May 27, 2004 — Costco Wholesale Corporation (Nasdaq: COST) announced today its operating results for the third quarter (12 weeks) and the first thirty-six weeks of fiscal 2004, ended May 9, 2004.

Net sales for the third quarter of fiscal 2004 increased 14% to $10.67 billion from $9.34 billion during the third quarter of fiscal 2003. On a comparable warehouse basis, that is warehouses open at least a year, net sales increased 11%.

Net income for the third quarter of fiscal 2004 increased 29% to $198.7 million, or $.42 per diluted share, from $153.8 million, or $.33 per diluted share, during the third quarter of fiscal 2003.

Net sales for the first thirty-six weeks of fiscal 2004 increased 14% to $32.31 billion from $28.28 billion during the first thirty-six weeks of fiscal 2003. Comparable warehouse sales during the first thirty-six weeks of fiscal 2004 increased 11% over the prior year’s level.

Net income for the first thirty-six weeks of fiscal 2004 increased 22% to $585.6 million, or $1.23 per diluted share, compared to net income for the first thirty-six weeks of fiscal 2003 of $481.6 million, or $1.02 per diluted share.

Reported net sales were reduced by the implementation of Emerging Issues Task Force Issue No. 03-10 (“EITF 03-10”), “Application of Issue No. 02-16 by Resellers to Sales Incentives Offered to Consumers by Manufacturers,” which was effective at the beginning of the Company’s fiscal 2004 third quarter, February 16, 2004. EITF 03-10, which primarily impacts Costco’s vendor coupon and rebate programs, reduces net sales and merchandise costs by an equal amount and does not affect the Company’s consolidated gross profit or net income. Had EITF 03-10 been in effect for the comparable 12-week and 36-week reporting periods in fiscal 2003, the reported net sales increases relative to those periods this year would have been 16 percent and 15 percent, respectively; and comparable sales increases for the 12-week and 36-week reporting periods would have been 13 percent and 12 percent, respectively.

Costco currently operates 433 warehouses, including 320 in the United States and Puerto Rico, 63 in Canada, 15 in the United Kingdom, five in Korea, three in Taiwan, four in Japan and 23 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com. The Company plans to open an additional seven to nine new warehouses prior to the end of its fiscal year 2004 on August 29, 2004.

A conference call to discuss these third quarter results is scheduled for 8:00 a.m. (PDT) today, May 27, 2004, and is available via a webcast on www.costco.com (go to Customer Service, Investor Relations, Financial Releases and click on the “Live Webcast” icon).

Certain statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects, or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, consumer and small business spending patterns and debt levels, rising costs associated with employees (including health care and workers’ compensation costs), conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, and other risks identified from time to time in the Company’s public statements and reports filed with the SEC.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
Jeff Elliott, 425/313-8264

Issaquah Home Office • 999 Lake Drive • Issaquah, WA 98027-5367 • (425) 313-8100

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(unaudited)

	12 Weeks Ended		36 Weeks Ended
	May 9, 2004	May 11, 2003	May 9, 2004	May 11, 2003
REVENUE
Net sales	$10,672,737	$9,344,959	$32,312,773	$28,275,854
Membership fees	224,502	198,112	654,918	579,969

Total revenue	10,897,239	9,543,071	32,967,691	28,855,823
OPERATING EXPENSES
Merchandise costs	9,540,312	8,358,323	28,862,411	25,247,631
Selling, general and administrative	1,050,728	923,309	3,167,746	2,779,139
Preopening expenses	4,552	5,853	18,893	31,115
Provision (income) for impaired assets and closing costs	(8,500)	6,000	(1,500)	15,500

Operating income	310,147	249,586	920,141	782,438
OTHER INCOME (EXPENSE)
Interest expense	(9,004)	(8,715)	(25,740)	(25,186)
Interest income and other	14,188	9,179	35,163	25,796

INCOME BEFORE INCOME TAXES	315,331	250,050	929,564	783,048
Provision for income taxes	116,673	96,270	343,939	301,474

NET INCOME	$198,658	$153,780	$585,625	$481,574

NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE:
Basic	$0.43	$0.34	$1.28	$1.06

Diluted	$0.42	$0.33	$1.23	$1.02

Shares used in calculation (000’s)
Basic	459,074	456,370	458,311	455,956
Diluted	482,485	479,183	481,395	478,889